Form of Agreement and Plan of Merger

THIS AGREEMENT AND PLAN OF MERGER, dated as of June 11, 2014 (this ‘‘Agreement’’), is entered into by and between Emerald Oil, Inc., a Montana corporation (‘‘Emerald (MT)’’), and Emerald Oil, Inc., a Delaware corporation (‘‘Emerald (DE)’’). Emerald (MT) and Emerald (DE) are hereinafter sometimes collectively referred to as the ‘‘Constituent Corporations.’’

WITNESSETH:

WHEREAS, Emerald (MT) is a corporation duly organized and existing under the laws of the State of Montana;

WHEREAS, Emerald (DE) is a corporation duly organized and existing under the laws of the State of Delaware and wholly-owned subsidiary of Emerald (MT);

WHEREAS, Emerald (MT) has authority to issue (i) 500,000,000 shares of common stock, $0.001 par value per share (‘‘Emerald (MT) Common Stock’’), of which 66,290,201 shares are issued and outstanding, and (ii) 20,000,000 shares of preferred stock, $0.001 par value per share (‘‘Emerald (MT) Preferred Stock’’), of which 6,500,000 shares of Preferred Stock have been designated as ‘‘Emerald (MT) Series B Voting Preferred Stock,’’ of which 5,114,633 shares are issued and outstanding. 13,500,000 shares of Emerald (MT) Preferred Stock remain undesignated;

WHEREAS, Emerald (DE) has authority to issue (i) 500,000,000 shares of common stock, $0.001 par value per share (‘‘Emerald (DE) Common Stock’’), and (ii) 20,000,000 shares of preferred stock, $0.001 par value per share (‘‘Emerald (DE) Preferred Stock’’), of which 6,500,000 shares of Preferred Stock have been designated as ‘‘Emerald (DE) Series B Voting Preferred Stock’’. 13,500,000 shares of Emerald (DE) Preferred Stock remain undesignated;

WHEREAS, 100 shares of Emerald (DE) Common Stock are issued and outstanding, all of which are owned by Emerald (MT);

WHEREAS, the respective Boards of Directors of Emerald (MT) and Emerald (DE) have determined that it is advisable and in the best interests of such corporations and their stockholders that Emerald (MT) merge with and into Emerald (DE) upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the purpose of the Merger (as defined below) is, among other things, to change the state of incorporation of Emerald (MT) to enable Emerald (MT) to avail itself of the advantages that the corporate laws of Delaware afforded to public companies and their officers and directors;

WHEREAS, for United States federal income tax purposes, the parties hereto intend the Merger (as defined below) to qualify as a ‘‘reorganization’’ within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the ‘‘Code’’), and the Treasury Regulations promulgated thereunder;

WHEREAS, the Board of Directors of Emerald (MT) has approved this Agreement in accordance with Montana Business Code Annotated (the ‘‘MBCA’’);

WHEREAS, the Board of Directors of Emerald (DE) and Emerald (MT), in its capacity as the sole stockholder of Emerald (DE), have approved this Agreement by execution of a written consent in accordance with Section 228 of the Delaware General Corporation Law.

NOW, THEREFORE, in consideration of the premises and mutual agreements and covenants herein contained, Emerald (MT) and Emerald (DE) hereby agree as follows:

1. Merger. Emerald (MT) shall be merged with and into Emerald (DE) (the ‘‘Merger’’) in accordance with Section 253 of the Delaware General Corporation Law (the ‘‘DGCL’’) and Section 35-1-813 and 35-1-815 of the MBCA such that Emerald (DE) shall be the surviving corporation (hereinafter sometimes referred to as the ‘‘Surviving Corporation’’). The Merger shall become effective on the date and at the time (the ‘‘Effective Time’’) at which Articles of Merger complying with MBCA 35-1-816, or a Certificate of Merger complying with the DGCL, executed and acknowledged on behalf of Emerald (DE) and Emerald (MT) in accordance with the requirements of the MBCA and the DGCL, respectively, have been filed with the Montana Secretary of State and the Delaware Secretary of State, respectively.

2. Governing Documents. The Certificate of Incorporation of Emerald (DE), as in effect on the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation without change or amendment, until thereafter amended in accordance with the provisions thereof and applicable law. The Bylaws of Emerald (DE) shall be the Bylaws of the Surviving Corporation.

3. Directors. The persons who are directors of Emerald (MT) immediately prior to the Effective Time shall, after the Effective Time, be the directors of the Surviving Corporation, without change until their successors have been duly elected and qualified in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation.

4. Officers. The persons who are officers of Emerald (MT) immediately prior to the Effective Time shall, after the Effective Time, be the officers of the Surviving Corporation, without change until their successors have been duly elected and qualified in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation.

5. Succession. At the Effective Time, in accordance with MBCA, the separate corporate existence of Emerald (MT) shall cease and (i) all the rights, privileges, powers and franchises of a public and private nature of each of the Constituent Corporations, subject to all the restrictions, disabilities and duties of each of the Constituent Corporations; (ii) all assets, property, real, personal and mixed, belonging to each of the Constituent Corporations; and (iii) all debts due to each of the Constituent Corporations on whatever account, including stock subscriptions and all other things in action, in each case, shall succeed to, be vested in and become the property of the Surviving Corporation without any further act or deed as they were of the respective Constituent Corporations. The title to any real estate vested by deed or otherwise and any other asset, in either of such Constituent Corporations shall not revert or be in any way impaired by reason of the Merger, but all rights of creditors and all liens upon any property of Emerald (MT) shall be preserved unimpaired. To the extent permitted by law, any claim existing or action or proceeding pending by or against either of the Constituent Corporations may be prosecuted as if the Merger had not taken place. All debts, liabilities and duties of the respective Constituent Corporations shall thenceforth attach to the Surviving Corporation and may be enforced against it to the same extent as if such debts, liabilities and duties had been incurred or contracted by it. All corporate acts, plans, policies, agreements, arrangements, approvals and authorizations of Emerald (MT), its stockholders, Board of Directors and committees thereof, officers and agents that were valid and effective immediately prior to the Effective Time, shall be taken for all purposes as the acts, plans, policies, agreements, arrangements, approvals and authorizations of the Surviving Corporation and shall be as effective and binding thereon as the same were with respect to Emerald (MT). The employees and agents of Emerald (MT) shall become the employees and agents of the Surviving Corporation and continue to be entitled to the same rights and benefits that they enjoyed as employees and agents of Emerald (MT).

6. Further Assurances. From time to time, as and when required by the Surviving Corporation or by its successors or assigns, there shall be executed and delivered on behalf of Emerald (MT) such deeds and other instruments, and there shall be taken or caused to be taken by it all such further and other action, as shall be appropriate, advisable or necessary in order to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation the title to and possession of all property, interests, assets, rights, privileges, immunities, powers, franchises and authority of Emerald (MT), and otherwise to carry out the purposes of this Agreement. The officers and directors of the Surviving Corporation are fully authorized in the name and on behalf of Emerald (MT) or otherwise, to take any and all such action and to execute and deliver any and all such deeds and other instruments.

7. Conversion of Shares. At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof:

(i) each share of Emerald (MT) Common Stock issued and outstanding immediately prior to the Effective Time shall be changed and converted into one (1) validly issued, fully paid and non-assessable share of Emerald (DE) Common Stock;

(ii) each share of Emerald (MT) Series B Voting Preferred Stock issued and outstanding immediately prior to the Effective Time shall be changed and converted into one (1) validly issued, fully paid and non-assessable share of Emerald (DE) Series B Voting Preferred Stock;

(iv) each option to purchase or other right to acquire shares of Emerald (MT) Common Stock issued and outstanding immediately prior to the Effective Time under the Emerald (MT) stock plan (the ‘‘Emerald (MT) 2011 Equity Incentive Plan’’) shall be changed and converted into an option to purchase or other right to acquire, upon the same terms and conditions, the number of shares of Emerald (DE) Common Stock that is equal to the number of shares of Emerald (MT) Common Stock that the holder would have received had the holder exercised such option to purchase or other right to acquire in full immediately prior to the Effective Time (whether or not such option to purchaser or other right to acquire was then exercisable) and the exercise price per share or conversion price or ratio per share under each of said option to purchaser or other right to acquire shall be the exercise price per share or conversion price or ratio per share thereunder immediately prior to the Effective Time, unless otherwise provided in the instrument granting such option;

(v) each warrant or other right to acquire shares of Emerald (MT) Common Stock issued and outstanding immediately prior to the Effective Time shall be changed and converted into an warrant to purchase or other right to acquire, upon the same terms and conditions, the number of shares of Emerald (DE) Common Stock that is equal to the number of shares of Emerald (MT) Common Stock that the holder would have received had the holder exercised such warrant to purchase or other right to acquire in full immediately prior to the Effective Time (whether or not such option to purchaser or other right to acquire was then exercisable) and the exercise price per share or conversion price or ratio per share under each of said warrant to purchaser or other right to acquire shall be the exercise price per share or conversion price or ratio per share thereunder immediately prior to the Effective Time, unless otherwise provided in the instrument granting such warrant; and

(iv) each share of Emerald (DE) Common Stock issued and outstanding immediately prior to the Effective Time and held by Emerald (MT) shall be cancelled, without any consideration being issued or paid therefor, and shall resume the status of authorized and unissued shares of Emerald (DE) Common Stock, and no shares of Emerald (DE) Common Stock or other securities of the Surviving Corporation shall be issued in respect thereof. After the Effective Time, the Surviving Corporation shall reflect in its stock ledger the number of shares of Emerald (DE) Common Stock, or Emerald (DE) Series B Voting Preferred Stock (as the case may be) to which each stockholder of Emerald (MT) is entitled pursuant to the terms hereof. Emerald (MT) Common Stock and Emerald (MT) Series B Voting Preferred Stock are collectively referred to herein as ‘‘Emerald (MT) Capital Stock’’. Emerald (DE) Common Stock and Emerald (DE) Series B Voting Preferred Stock are collectively referred to herein as ‘‘Emerald (DE) Capital Stock’’.

8. Conversion of Plans. The terms of the Emerald (MT) 2011 Equity Incentive Plan, as in effect at the Effective Time, shall remain in full force and effect with respect to each restricted Emerald (MT) Common Stock and option to purchase or other right to acquire shares of Emerald (MT) Common Stock after giving effect to the Merger and the assumptions by Emerald (DE) as set forth above.

9. Fractional Shares. No fractional shares of Emerald (DE) Common Stock or Emerald (DE) Series B Voting Preferred Stock (as the case may be) shall be issued upon the conversion of any shares of Emerald (MT) Common Stock or Emerald (MT) Series B Voting Preferred Stock (as the case may be).

10. Stock Certificates. Emerald (MT) Common Stock and Emerald (MT) Series B Voting Preferred Stock are collectively referred to in this Section 10 as ‘‘Emerald (MT) Capital Stock’’. Emerald (DE) Common Stock and Emerald (DE) Series B Voting Preferred Stock are collectively referred to herein as ‘‘Emerald (DE) Capital Stock’’. At the Effective Time, each certificate representing issued and outstanding shares of Emerald (MT) Capital Stock immediately prior to the Effective Time shall be deemed and treated for all purposes as representing the shares of Emerald (DE) Capital Stock into which such shares of Emerald (MT) Capital Stock have been converted as provided in this Agreement. Each stockholder of Emerald (MT) may, but is not required to, exchange any existing stock certificates representing shares of Emerald (MT) Capital Stock for stock certificates representing the same number of shares of Emerald (DE) Capital Stock. All shares of Emerald (DE) Capital Stock into which shares of Emerald (MT) Capital Stock shall have been converted pursuant to this Agreement shall be deemed to have been issued in full satisfaction of all rights pertaining to such converted shares. At the Effective Time, the holders of certificates representing Emerald (MT) Capital Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such stock, and their sole rights shall be with respect to Emerald (DE) Capital Stock into which their shares of Emerald (MT) Capital Stock have been converted as provided in this Agreement. At the Effective Time, the stock transfer books of Emerald (MT) shall be closed, and no transfer of shares of Emerald (MT) Common Stock outstanding immediately prior to the Effective Time shall thereafter be made or consummated.

11. Stockholder Approval. This Agreement shall be submitted to a vote of the sole stockholder of Emerald (DE) in accordance with the laws of the State of Delaware. In the event that this Agreement shall be not approved by the requisite vote of stockholders of Emerald (DE) entitled to vote thereon, this Agreement shall thereupon be terminated without further action of the parties hereto.

12. Amendment. Subject to compliance with the applicable provisions of the MBCA, the parties hereto, by mutual consent of their respective Boards of Directors, may amend, modify or supplement this Agreement prior to the Effective Time.

13. Abandonment. At any time before the Effective Time, this Agreement may be terminated and the Merger may be abandoned by the Board of Directors of either Emerald (DE) or Emerald (MT) or both, notwithstanding the approval of this Agreement by the sole stockholder of Emerald (DE).

14. Counterparts. This Agreement may be executed in one or more counterparts, and each such counterpart hereof shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

15. Descriptive Headings. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

16. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to the choice or conflict of law provisions contained therein to the extent that the application of the laws of another jurisdiction will be required thereby.

17. Plan of Reorganization. This Agreement is hereby adopted as a ‘‘plan of reorganization’’ within the meaning of Section 368(a) of the Code.

IN WITNESS WHEREOF, Emerald (MT) and Emerald (DE) have caused this Agreement to be executed and delivered as of the date first written above.

Emerald Oil, Inc., a Montana corporation

/s/ McAndrew Rudisill
Name: McAndrew Rudisill
Title: Chief Executive Officer

Emerald Oil, Inc., a Delaware corporation

/s/ McAndrew Rudisill
Name: McAndrew Rudisill
Title: Chief Executive Officer